Exhibit 10.2

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) dated as of March 6, 2013 amends the Employment Agreement between MeetMe, Inc. (f/k/a Quepasa Corporation), a Delaware corporation (the “Company”), and Geoff Cook (“Employee”) dated as of July 19, 2011 (the “Agreement”).  Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

1.
Employment.  The first sentence of Section 1 is hereby deleted and replaced in its entirety with the following:  “The Company hereby employs Employee, and Employee hereby accepts employment, as Chief Executive Officer of the Company upon the terms of and subject to this Agreement.”

2.	Duties. Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.           DUTIES.  During the Term, Employee will serve in such capacity and with such duties as shall be assigned from time to time by the Board of Directors of the Company.  Employee shall diligently perform his duties as Chief Executive Officer and shall devote the substantial portion of his business time and effort to his employment with the Company and his duties hereunder.  During the Term, Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties.

3.	Gross-Up Payment. Subsection 8(c) of the Agreement is hereby deleted and replaced in its entirety with the following:

c.           EFFECT OF SECTION 280G ON PAYMENTS.  In the event that it is determined that any payment, distribution, or other action by the Company or any of its affiliates to or for Employee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Code Section 280G(b)(i), and the value determined in accordance with Code Section 280G(d)(4) of the Payments, net of all taxes imposed on Employee (the “Net After-Tax Amount”) that Employee would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest.  For purposes of determining the Net After-Tax Amount, Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Subject to the provisions of this Paragraph 8(c), all determinations required to be made under this Paragraph 8(c), including the Net After-Tax Amount and the Reduction Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company.  Anything in this Agreement to the contrary notwithstanding, the Reduction Amount shall not exceed the amount of the Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Code Section 280G, with the Company reducing Payments by first reducing Payments that are not payable in cash and then by reducing cash Payments, with such reduction being done in a manner consistent with the requirements of Code Section 409A.  Any determination by the Accounting Firm shall be binding upon the Company and Employee.

4.
Ratification of Agreement.  Except as expressly set forth in this Amendment, the Agreement is hereby ratified in full and shall, as changed by this Amendment, remain in full force and in effect in accordance with its terms.

5.
Execution and Delivery.  This Amendment may be executed and delivered originally or electronically and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

MEETME, INC.

/s/ John Abbott
By: John Abbott
Title: Chief Executive Officer

EMPLOYEE:

/s/ Geoff Cook
Geoff Cook

2